Exhibit 99.1

Investors & Reporters May Contact:
Matt Pettoni
VP of Finance & Treasurer
(770) 418-8219
ir@asburyauto.com

ASBURY AUTOMOTIVE GROUP ANNOUNCES BOARD SUCCESSION

DULUTH, Ga., April 23, 2019 /PRNewswire/ -- Asbury Automotive Group, Inc. (NYSE: ABG) ("Asbury" or the "Company"), one of the largest automotive retail and service companies in the U.S., announced today that, as planned and in accordance with its rotation of chairs policy, current board member Thomas J. Reddin has been appointed as the Non-Executive Chairman of the Board effective immediately. Thomas C. DeLoach, Jr., the Board's Non-Executive Chairman since August 2011, stepped down from the chair position effective on the same date. Mr. DeLoach will continue to serve as a director on Asbury's Board of Directors.

"It has been an honor to serve as the Non-Executive Chairman of Asbury Automotive for the past eight years," said Mr. DeLoach. "Consistent with the Company's commitment to ongoing board refreshment and succession plan, Mr. Reddin is assuming the non-executive chairman role. I am confident in the strength of Mr. Reddin's leadership, and I believe he has the right mix of experience and skill sets to be successful in the non-executive chairman role."

David W. Hult, the Company's President and Chief Executive Officer, said of Mr. DeLoach's service as Non-Executive Chairman, "On behalf of Asbury Automotive Group, I want to thank Tom DeLoach for his leadership, strategic insight and steadfast support of our company. I am glad we will continue to work with him as a member of the Board on creating long-term shareholder value."

"I am honored to serve as Non-Executive Chairman of this great company," Reddin said. "As the retail automotive landscape continues to evolve, Asbury is already transforming the guest experience, and I look forward to further contributing to the company's growth and success." Mr. Hult stated "Asbury has already benefited from Tom Reddin's wealth of experience and knowledge, and I look forward to working closely with him as our next Non-Executive Chairman."

In addition to the non-executive chairman appointment, Asbury announced that the Board has approved an exception to its rotation of chairs policy for Eugene S. Katz, who has served on the Board since January 2007. Mr. Katz will continue to serve as Chair of the Audit Committee for one additional year. Also, in connection with Mr. Reddin's appointment as Non-Executive Chairman, the Board appointed Philip Maritz to succeed Mr. Reddin as Chair of the Governance and Nominating Committee. Juanita James will remain as Chair of the Compensation and Human Resources Committee and Joel Alsfine will remain as Chair of the Capital Allocation and Risk Management Committee.

Recent additions to the Board include two new directors over the past year. Bridget Ryan Berman joined the Board in April 2018. Ms. Berman has more than 32 years of experience in the retail industry having led and advised multiple organizations on business innovation and large scale digital transformation around the consumer experience. Maureen Morrison joined the Board in January 2019. Ms. Morrison has more than 35 years at PricewaterhouseCoopers where she was recently an audit partner and a senior executive leader for the Atlanta technology audit practice. Ms. Morrison brings audit and financial knowledge and expertise to the Board.

"The new chairman appointment and recent addition of two new directors reflects Asbury's thoughtful approach and commitment to ongoing board refreshment," said Mr. Hult. "I look forward to working with the Board to deliver value for our shareholders."

About Asbury Automotive Group, Inc.

Asbury Automotive Group, Inc. ("Asbury"), a Fortune 500 company headquartered in Duluth, Ga., is one of the largest automotive retailers in the U.S. Asbury currently operates 87 dealerships, consisting of 106 franchises, representing 30 domestic and foreign brands of vehicles. Asbury also operates 25 collision repair centers. Asbury offers customers an extensive range of automotive products and services, including new and used vehicle sales and related financing and insurance, vehicle maintenance and repair services, replacement parts and service contracts.